Exhibit 3.1

AMENDMENT TO

SECOND AMENDED AND RESTATED

BYLAWS

OF

MEDICAL PROPERTIES TRUST, INC.

Article III, Section 3.02 of the Second Amended and Restated Bylaws of Medical Properties Trust, Inc. (the “Bylaws”) is hereby amended as follows:

“SECTION 3.02. Election And Appointment. At the regular meeting of the Board of Directors following the annual meeting of stockholders, the Board of Directors shall elect the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular meeting of the Board of Directors or at any other regular or special meeting, except that the Chief Executive Officer may from time to time appoint one or more Vice Presidents, Assistant Vice Presidents, Assistant Treasurers, Assistant Secretaries or other officers.”

Article III, Section 3.14 of the Bylaws is hereby amended as follows:

“SECTION 3.14. Treasurer And Assistant Treasurers. The Treasurer shall have all the powers and duties usually incident to the office of Treasurer, except as the Board of Directors may otherwise provide. He shall have custody of all funds, securities, and valuable documents of the Corporation. He shall have such other duties and powers as may be designated from time to time by the Board of Directors. In the absence of a Chief Financial Officer, the Treasurer shall be deemed to be the Chief Financial Officer of the Corporation whenever the signature of the Chief Financial Officer is required on any document or instrument, by the laws of the United States or any state, or elsewhere in the Bylaws, and the Treasurer shall have authority to affix his signature in such capacity. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.”

Article III, Section 3.15 of the Bylaws is hereby amended as follows:

“SECTION 3.15. Secretary And Assistant Secretaries. The Secretary shall have all the powers and duties usually incident to the office of Secretary, except as the Board of Directors may otherwise provide. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board) in books kept for that purpose. In the absence of the Secretary from any such meeting, a secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary, shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by the signature of the Secretary or an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors. In the absence of the Secretary, any Assistant Secretary may perform the duties and responsibilities of the Secretary. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.”

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

Effective as of May 24, 2018.